Exhibit 99.1

Evidence for an ALS Survival Benefit with CNM-Au8 Treatment: Interim Results from the RESCUE-ALS Trial Long-Term Open Label Extension

RESCUEALS
Long-Term OLE

Steve Vucic PhD, DSc, FRACP, FAHMS, Parvathi Menon PhD, FRACP[1], William Huynh PhD, FRACP[2], Colin Mahoney, PhD, MB, MRCPF, Karen S. Ho, PhD MSc[3], Austin Rynders, RN[3], Jacob Evan[3], Jeremy Evan, PA-C[3], Robert Glanzman, MD FAAN[3], Michael T. Hotchkin[3], Matthew C. Kiernan PhD, DSc, MBBS, FRACP, FAHMS
[1]Concord Repatriation General Hospital, University of Sydney, Australia;[2]Brain and Mind Centre, University of Sydney, Australia;[3]Clene Nanomedicine, Salt Lake City, UT, USA

CONCLUSION: CNM-Au8 treatment impacts long-term survival with decreased mortality risk >60% vs. original placebo randomization, and compared to ENCALS predicted median survival

Long Term Vital Status
All Randomized | Active vs. Placebo
Original Treatment vs. No OLE or OLE Delayed Start


Long-Term Survival: Originally Randomized Active vs. Original Placebo
ITT Population, All Subjects from Randomization
(Long-term vital status including all study withdrawals)
Probability of Survival
Double-blind period
Hazard Ratio: 0.384
HR 95% CI: 0.143 to 1.03
Log-rank, p = 0.0642
Active (n=23)
Placebo (n=22)
Weeks (Post-Randomization)
At Risk (n)
CMM-Au8: 23 23 20 20 13
Placebo: 22 20 19 15 11

All OLE Participants
Observed vs. ENCALS Predicted Median Survival


All Open-Label Participants Long-Term Observed Survival vs. ENCALS Predicted Median Survival
All CNM-Au8 + Placebo Subjects Entering OLE
Survival from Randomization, ITT Population Subset
Probability of Survival
Double-blind period
Hazard Ratio: 0.360
HR 95% CI: 0.170 to 0.760
Log-rank, p = 0.0080
CNM-Au8 30mg Observed
CNM-Au8 ENCALS Predicted (Median)
Weeks (Post-Randomization)
At Risk (n): 36 36 35 34 22

Study Design Scheme


36-Week Blinded Treatment Period with Long Term OLE
Baseline Wk12 Wk24 Wk36 Wk48 Wk60 Wk72 Wk84 Wk96 Wk108+
Screening (4-weeks)
Double-Blind Period
Long-Term Open Label Extension

- Early symptomatic ALS (within 2-years onset or 1-year diagnosis)
- Randomized (1:1, CNM-Au8 30 mg or placebo)
- 36-week treatment period with long-term open label extension
- 1st EP: MUNIX(4) summed %change of 4-spinal cord innervated muscles
- 2nd EPs: absolute MUNIX change, % FVC
- Exploratory EPs: disease progression, 6-pt decline in ALSFRS-R, ALSSQOL-SF, & other neurophysiology endpoints

Participant Vital Status by Treatment Group


49 Screened
4 excluded: did not meet enrollment criteria
45 Randomized
23 assigned to CNM-Au8
22 assigned to Placebo
1 death
2 deaths
1 withdrawal (ALS worsening), expired post-study
22 completed 36-week Treatment Period
19 completed 36-week Treatment Period
1 ineligible (relocation ex-Australia, alive)
1 did not enter OLE (lost to follow-up)
3 did not enter OLE (all 3 expired post-study)
20 of 21 eligible entered OLE
16 of 19 eligible entered OLE
3 discontinued OLE (2 alive)
3 expired during OLE
2 discontinued OLE (1 alive)
4 expired during OLE
Current OLE status: 23 ongoing, 1 completed (alive)

Notes: Interim data cut as of 24-May-2022. All current active OLE subjects are censored as of 24-May-2022. Vital status and date of death (as applicable) captured for all subjects withdrawn from the study. Lost-to-follow-up (active, n=1; placebo, n=1) censored as of the date of last study contact (Active: Feb-2021; Placebo: Feb-2022).

Acknowledgements: We thank the ALS study patients and their families for their support and willingness to engage in clinical research. We thank the site investigators for their research excellence and dedication to patients. We thank FightMND of Australia for substantially funding the RESCUE-ALS trial.

CLENE NANOMEDICINE